EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT


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DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708 Website: secretaryofstate.biz

                                                           Entity #
                                                           C 28624-2002
                                                           Document Number:
                                                           20060136016-95

                                                           Date Filed:
CERTIFICATE OF AMENDMENT                                   3/3/2006 10:25:26 AM
PURSUANT TO NRS 78.385 and 78.390                          In the office of
                                                           Dean Heller

                                                           Dean Heller
                                                           Secretary of State

                                              Above space is for office use only

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)

1. Name of corporation:
Crystalix Group International, Inc.

2. The articles have been amended as follows (provide article numbers, if available):
A. Article First of the corporation's Articles of Incorporation has been amended to read as follows:
   "First:  Name
   The name of the Corporation is Seaena, Inc. (the "Corporation")."
B. Article Forth (sic) of the corporation's Articles of Incorporation has been been amended to read in its entirety: "Fourth: Capital Stock
   1. Classes and Number of Shares. The maximum number of shares that this Corporation is authorized to have outstanding at any time is THREE HUNDRED MILLION (300,000,000) shares of common stock, having a par value of $0.001 per share, 10,000,000 shares of class A preferred stock with a par value of $0.001 per share and 5,000,000 shares of class B preferred stock with a par value of $0.001 per share. Effective upon the filing of this Certificate of Amendment with the Nevada Secretary of State, each group of thirty-five (35) outstanding shares of common stock (having a par value of $0.001 per share) shall be automatically combined, converted into and reconstituted as one (1) share of common stock having a par value of $0.001 per share.
(see attachment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 182,542,000 shares of Common Stock.

4. Effective date of filing (optional): March 31, 2006
                  (must not be more than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Doug E. Lee  (Doug E. Lee)

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

THIS FORM MUST BE ACCOMPANIED BY APPROPRIATE FEES.
                                        Nevada Secretary of State AM 78.385 2003
                                                            Revised on: 09/29/05







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                                ATTACHMENT TO THE
         CERTIFICATION OF AMENDMENT TO THE ARTICLES OF INCORPORATION FOR
                       CRYSTALIX GROUP INTERNATIONAL, INC.

2. The articles have been amended as follows:

Article Fourth:

The Corporation shall deliver to each holder of shares of the Corporation's common stock (as constituted immediately prior to the reverse split referenced above) a certificate or certificates representing the whole number of shares held by such holder after giving effect to the reverse stock split, and will pay to each holder the value (as set forth below) of the fraction of a share resulting from this reverse split (after aggregating all shares held by such holder), upon and against surrender to the Corporation of the certificates representing the pre-split shares held by such holder. Payment shall be made for fractions of a share at a rate of $0.035 per pre-split share.
     C. The reverse stock split referenced above will not change the total number of shares of common stock the Corporation is authorized to issue.
     D. As a result of the reverse stock split, and as provided in the Certificate of Designation of the rights and preferences of the Corporation's class B preferred stock (the "Designation"), each outstanding share of class B preferred stock will be convertible into 2.857143 post-split shares of common stock.
     E. As a result of the reverse stock split, the Corporation will have sufficient shares of common stock available for issuance on conversion of all outstanding shares of class B preferred stock shall be callable for conversion upon written notice by the Corporation, as provided in Section 5(i) of the Designation.